UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 17, 2014

SUNCOKE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35243	90-0640593
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1011 Warrenville Road, Suite 600
Lisle, Illinois	60532
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (630) 824-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

On July 17, 2014, the Board of Directors (the “Board”) of SunCoke Energy, Inc. (the “Company”) authorized the Company to sell and/or otherwise dispose of the Company’s coal mining business. These actions were taken as part of the Company’s strategic evaluation of the coal mining business and realignment of the Company’s businesses and priorities. The Company expects that the sale, or other disposition, of the Company’s coal mining business will occur in 2014. Concurrent with this approval, the coal mining operations will be reflected as discontinued operations in the Company’s consolidated financial statements.

In connection with these actions, the Company currently estimates that it will incur total pre-tax exit and disposal costs in the range of $10 million to $13 million, including employee separation and retention costs for certain key management employees of approximately $1 million to $2 million and contract termination and other exit and disposal costs of approximately $9 million to $11 million. The Company expects to record the majority of exit and disposal costs during the third and fourth quarter of 2014, of which $10 million to $12 million are anticipated to result in cash expenditures. The foregoing are estimates only. Actual costs relating to these actions will not be known until the Company has finalized the sale/disposition plan.

Further, as a result of current market conditions the Company may curtail coal production. The Company may be restructuring its mining plan and idle certain mines in the third and fourth quarter of 2014. At this time, the Company is unable in good faith to make a final determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K with respect to the charges related to such potential actions. As permitted by Item 2.05 of Form 8-K, the Company will file an amendment to this Current Report on Form 8-K under Item 2.05 within four business days after it determines any such estimate or range of estimates. Any such charges could result in future cash expenditures.

Item 2.06. Material Impairments

Prior to the Board’s approval, the assets of the coal mining business were classified as held for use in the Company’s consolidated financial statements. During the second quarter of 2014, in connection with the preparation of the Company’s quarterly financial statements, the Company evaluated the recoverability of the long-lived assets of its coal mining business, primarily mining equipment and mineral rights, and determined that the carrying value was not recoverable. As a result, the Company recorded a non-cash, pre-tax impairment charge of $97 million for the write-down of coal mining assets. The foregoing write-down of assets is an estimate and the final impairment charge will not be known until the Company has finalized its determination of assets to be sold or disposed of and has final estimates of the related fair market values.

Additionally in the second quarter, the Company performed an impairment analysis of goodwill and concluded that the fair value of the reporting unit was less than the carrying amount. As a result, the Company recorded a non-cash, pre-tax impairment charge of $6 million for the write-off of goodwill in the second quarter of 2014.

Item 8.01. Other Events

On July 23, 2014, the Board of the Company authorized a program to repurchase outstanding shares of the Company’s common stock, $0.01 par value, at any time and from time to time in the open market, through privately negotiated transactions, block transactions, or otherwise for a total aggregate cost to the Company not to exceed $150 million. This new and larger program supersedes and replaces the Company’s previous share repurchase program implemented in February 2012, under which nearly 1.5 million shares have been repurchased to date.

As part of the new $150 million program, the Board has authorized the Company to purchase shares of Company common stock directly from an investment bank, or broker, pursuant to an accelerated share repurchase arrangement, or similar contract. In accordance with this authorization, the Company plans to enter into a variable term forward share repurchase agreement for an aggregate cost to the Company not to exceed $75 million. The final number of shares repurchased under such accelerated share repurchase arrangement will be based on the volume-weighted average share price of the Company’s common stock during the term of the agreement.

A copy of the press release announcing the new share repurchase program is attached hereto as Exhibit 99.2.

Safe Harbor Statement

Statements contained in the exhibit to this report that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	SunCoke Energy, Inc. Press Release, announcing plan to divest coal mining business (July 23, 2014).

99.2	SunCoke Energy, Inc. Press Release, announcing share repurchase program (July 23, 2014).

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOKE ENERGY, INC.

By:	/s/ Mark E. Newman
Mark E. Newman
Senior Vice President and
Chief Financial Officer

Date: July 23, 2014

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	SunCoke Energy, Inc. Press Release, announcing plan to divest coal mining business (July 23, 2014).

99.2	SunCoke Energy, Inc. Press Release, announcing share repurchase program (July 23, 2014).